PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


NEWS RELEASE


FOR IMMEDIATE RELEASE               Contact: John W. Conlon
---------------------                        Chief Financial Officer
October 21, 2004                             (740) 373-3155


               PEOPLES BANCORP INC. REPORTS THIRD QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced third quarter net income of $5,138,000, or $0.48 per diluted share, in 2004 compared to $5,940,000, or $0.55 per diluted share, earned in 2003's third quarter. For the nine months ended September 30, 2004, net income totaled $15,557,000 compared to $16,394,000 through nine months of 2003, while earnings per diluted share were $1.45 versus $1.55 for the same periods, respectively. Peoples' earnings grew 2% in the third quarter, from $5,053,000, or $0.47 per diluted share, reported in the second quarter of 2004.
         "Our third quarter results, while lower than last year due primarily to net interest margin compression, reflect positive trends in key areas, especially when compared to the second quarter," commented Robert Evans, Chairman and CEO. "Non-interest revenues remain strong, as we integrate our new insurance agencies with our total financial services offering. Our already solid asset quality continues to improve and loans grew at a double digit annualized rate for the second consecutive quarter."
         Evans continued, "In addition to the challenges posed by the low interest rate environment, our third quarter earnings were negatively impacted by costs of approximately $100,000 incurred to cleanup and repair damage caused by the significant flooding in mid-September brought on by the remnants of Hurricane Ivan. We were fortunate to sustain only minor damage to a limited number of locations and quickly reopened the affected offices, which is a reflection of the efforts of many associates and volunteers. However, various communities we serve continue to recover from the financial and emotional impact of the flooding."
         In the third quarter of 2004, net interest income totaled $12,891,000, down 8% compared to $14,085,000 in 2003's third quarter, but up 2% from $12,697,000 for the second quarter of 2004. Net interest margin was 3.34% for the third quarter of 2004, compared to 3.39% for the prior quarter and 3.57% for the third quarter of 2003. For the nine months ended September 30, 2004, net interest income totaled $39,136,000 and net interest margin was 3.44%, versus $40,720,000 and 3.59%, respectively, for the same period in 2003.
         "While a modest expansion in our earning assets resulted in increased interest income compared to the prior quarter, net interest margin continues to compress due to declining asset yields as a result of intense competition for quality loans and the extended period of historically low rates," said Jack Conlon, Peoples' Chief Financial Officer. "While the recent actions by the Federal Reserve to increase interest rates have helped ease some of the margin pressures, we continue to shift to longer-term funding to lock in rates, which can offset some of the recent improvement in asset yields. We believe our efforts to position the balance sheet for future rate increases will benefit Peoples' net interest income and help stabilize net interest margin."
         In the third quarter of 2004, non-interest income totaled $7,248,000, up 44% compared to $5,041,000 a year ago and up 16% from $6,245,000 last quarter. These increases were due largely to the $1.9 million of combined revenue generated by the acquired insurance agencies, which was nearly double their second quarter's total and reflects the first full-quarter impact of the agencies. On a year-to-date basis through September 30, 2004, non-interest income grew 35% to $18,318,000, from $13,523,000 for the same period last year. Enhanced insurance commissions, coupled with increased deposit account services charges and revenues from business owned life insurance ("BOLI"), accounted for most of this improvement.
         "Growing non-interest revenues and reducing reliance on net interest income remains a key component of our long-term success," stated Mark Bradley, Peoples' President and Chief Operating Officer. "We are pleased revenues have grown through both the successful integration of recent acquisitions and the efforts of our associates to build long-term customer relationships. In addition, the planned expansion of our presence and customer base in the Ashland, Kentucky area during the fourth quarter should afford us opportunities to further increase revenues."

         During the third quarter of 2004, Peoples announced its subsidiary, Peoples Bank, had signed a definitive agreement to acquire two full-service banking offices from Advantage Bank, a subsidiary of Camco Financial Corporation, located at 1640 Carter Avenue in downtown Ashland (which Peoples Bank does not plan to operate following completion of the acquisition) and 6601 US Route 60 just outside Ashland. As part of the acquisition, Peoples expects to acquire approximately $65 million in deposits and $45 million of loans. In addition, Peoples Bank plans to close its banking offices located in Flatwoods, Kentucky, and at 1410 Eagle Drive outside Ashland, Kentucky, due to their proximity to existing and to-be-acquired offices and sales activity. Management expects the acquisition to be completed in early December 2004, subject to regulatory approval, and accretive to earnings in the first full year.
         In the third quarter of 2004, deposit account service charges totaled $2,510,000 versus $2,196,000 for the same period in 2003, a 14% increase resulting from a combination of higher volumes of overdraft and non-sufficient funds fees and an overall increase in the number of checking accounts, as well as an increase in the per item amount of certain cost recovery fees. Insurance and investment commissions were $2,272,000 for the three months ended September 30, 2004, compared to $1,428,000 last quarter and $338,000 for the third quarter of 2003. As a result of Peoples' $20 million BOLI purchase in early 2004, BOLI produced tax-advantaged income of $494,000 in the third quarter of 2004 versus $342,000 a year ago. E-banking revenues, primarily ATM and debit card fees, grew 14% from the same quarter a year ago, while Peoples' mortgage banking revenues continue to decline compared to last year, reflecting lower levels of real estate loan refinance activity.
         In addition to generating additional revenues, the insurance agency acquisitions also accounted for approximately $1.3 million of non-interest expense in the third quarter of 2004, principally salaries and benefits, occupancy costs and intangible amortization. Consequently, non-interest expense grew $2.5 million to $12.5 million for the quarter ended September 30, 2004, up from $10.0 million for the same period in 2003. Compared to the second quarter of 2004, non-interest expense was up 9% in the third quarter, with 64% of the increase attributable to a full-quarter's impact of the insurance agency acquisitions.
         Peoples' largest operating expense, salaries and benefits, totaled $6.7 million for the third quarter of 2004, an increase of 33% from a year ago, with $0.8 million, or nearly half of the increase, attributable to the approximately 50 associates added in conjunction with the insurance agency acquisitions. Occupancy and equipment costs increased 20% in the third quarter of 2004 from a year ago, as acquisitions and investments in technology produced additional depreciation expense in 2004. A significant portion of this increase is also the result of Peoples incurring costs to cleanup and repair damage to several of its locations due to flooding in mid-September 2004. Intangible amortization totaled $635,000 in the third quarter of 2004 versus $551,000 a year ago as a result of recent acquisitions.
         The non-interest leverage ratio serves as a measurement of efficiency and performance and is a key performance indicator for Peoples. The ratio, defined as non-interest income as a percentage of operating expenses, excludes gains and losses on securities transactions and asset disposals, as well as intangible asset amortization. For the nine months ended September 30, 2004, the non-interest leverage ratio was 55.2% compared to 49.2% a year ago, while in the third quarter of 2004, the non-interest leverage ratio improved to 60.9%, from 56.8% last quarter and 53.4% in 2003's third quarter.
         "The improvement in the non-interest leverage ratio reflects our ability to grow non-interest revenues without a proportional increase in operating expense," commented Bradley. "Our goal is to enhance Peoples' operating efficiency and grow revenues without jeopardizing customer service levels. However, several factors, including rising medical and health insurance costs and compliance with new Sarbanes-Oxley regulatory requirements, limit our ability to control future increases in operating expense."
         During the third quarter, loans grew $22.3 million, or 10% annualized, to $957.9 million at September 30, 2004, due primarily to commercial and real estate loan growth, which offset a decline in consumer loan balances. Peoples also had $1.4 million of fixed-rate real estate loans originated and held for sale into the secondary market. Peoples is also servicing $101 million of fixed-rate real estate loans previously sold into the secondary markets due to the associated interest rate risk.
         "One of our strategic objectives is to grow loans in a disciplined manner, which preserves asset quality," stated Bradley. "Although we do not expect loan growth in the fourth quarter to continue at the same rate as the third quarter due to expected payoffs, economic conditions are improving in our markets and commercial loan demand remains strong, which should provide our lenders with opportunities to generate additional loans in the fourth quarter."

         Peoples' provision for loan losses was down 34% in the third quarter of 2004 to $605,000, from $920,000 a year ago, and down slightly compared to the second quarter of 2004. The lower provision reflects the continued improvement in Peoples' asset quality and reduction in loan losses during the third quarter. Nonperforming loans comprised 0.53% of total loans at September 30, 2004, compared to 0.62% at June 30, 2004, and 0.73% at December 31, 2003, while nonperforming assets comprised 0.30%, 0.35% and 0.41% of total assets for the same periods, respectively. Net chargeoffs were down 24% in the third quarter of 2004 compared to a year ago and down 29% from the second quarter of 2004. Net chargeoffs relating to the Overdraft Privilege Program comprised the largest portion of the 2004 third quarter net chargeoffs, totaling $243,000 versus $222,000 a year ago, while commercial net chargeoffs comprised $475,000 in the second quarter of 2004 but only $42,000 in the third quarter of 2004. At September 30, 2004, the allowance for loan losses was $14.8 million, or 293.5% of nonperforming loans, compared to $14.6 million, or 216.1% of nonperforming loans, at year-end 2003.
         "Overall, our third quarter results reflect favorable earnings momentum which we expect to continue in the fourth quarter," summarized Bradley. "While the expected period of rising interest rates pose new challenges, our solid asset quality and active balance sheet management, coupled with continued loan growth and revenue diversification, should allow us to grow future earnings."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss third quarter results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 30 days.


Safe Harbor Statement:
----------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)


PEOPLES BANCORP INC.
Third Quarter 2004 Earnings Release



                                                        ----------------------------------    ----------------------------------
                                                               Three Months Ended                     Nine Months Ended
                                                                  September 30,                         September 30,
(in $000's, except per share data)                            2004               2003               2004               2003
                                                        ----------------------------------    ----------------------------------
PER SHARE DATA Net income per share:
   Basic                                                $         0.49     $         0.56     $         1.47     $         1.58
   Diluted                                              $         0.48     $         0.55     $         1.45     $         1.55
Cash dividends declared per share                       $         0.18     $         0.17     $         0.54     $         0.47
Book value per share                                    $        16.61     $        16.42     $        16.61     $        16.42
Tangible book value per share (a)                       $        10.41     $        12.05     $        10.41     $        12.05
Closing stock price at end of period                    $        26.32     $        26.76     $        26.32     $        26.76
Dividend payout as a percentage of net income                   36.75%             30.89%             36.80%             29.99%
Actual shares outstanding (net of treasury shares)          10,426,380         10,632,858         10,426,380         10,632,858
Weighted average shares outstanding:
   Basic                                                    10,524,304         10,653,999         10,562,547         10,372,617
   Diluted                                                  10,669,798         10,896,461         10,748,064         10,585,655

PERFORMANCE RATIOS (b)
Return on average equity                                        11.95%             13.85%             12.10%             13.26%
Return on average assets                                         1.15%              1.34%              1.19%              1.29%
Non-interest leverage ratio (c)                                 60.86%             53.36%             55.20%             49.15%
Efficiency ratio (d)                                            57.97%             48.35%             56.10%             49.59%
Net interest margin (fully tax equivalent)                       3.34%              3.57%              3.44%              3.59%
Net loan chargeoffs as a percentage of average loans             0.21%              0.29%              0.26%              0.29%

NET CHARGEOFFS
Gross chargeoffs                                        $          712     $          935     $        2,921     $        2,675
Recoveries                                              $          220     $          287     $        1,137     $          753
                                                        ---------------    ---------------    ---------------    ---------------
     Net chargeoffs                                     $          492     $          648     $        1,784     $        1,922
                                                        ------------------------------------------------------------------------

(a) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(b)  Ratios presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.


PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME


                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                     Nine Months Ended
                                                                September 30,                          September 30,
(in $000's)                                                  2004               2003               2004                2003
                                                      -----------------------------------    -----------------------------------
Interest income                                        $       21,850     $       23,550     $        64,581     $       69,819
Interest expense                                                8,959              9,465              25,445             29,099
                                                      ----------------   ----------------    ----------------   ----------------
     Net interest income                                       12,891             14,085              39,136             40,720
Provision for loan losses                                         605                920               2,015              2,686
                                                      ----------------   ----------------    ----------------   ----------------
Net interest income after provision for loan losses            12,286             13,165              37,121             38,034
Net (loss) gain on securities transactions                         (7)                 2                  30                (25)
Net (loss) gain on asset disposals                                (25)                 9                  22               (229)
Non-interest income:
    Service charges on deposits                                 2,510              2,196               7,222              5,973
    Insurance and investment commissions                        2,272                338               3,999              1,100
    Fiduciary revenues                                            988              1,142               2,574              2,586
    Electronic banking revenues                                   608                534               1,754              1,517
    Business owned life insurance                                 494                342               1,416              1,060
    Mortgage banking income                                       227                400                 709                967
    Other non-interest income                                     149                 89                 644                320
                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest income                               7,248              5,041              18,318             13,523
Non-interest expense:
    Salaries and benefits                                       6,688              5,031              17,896             14,582
    Occupancy and equipment                                     1,350              1,127               3,860              3,333
    Amortization of intangible assets                             635                551               1,562              1,023
    Professional fees                                             452                458               1,319              1,442
    Data processing and software                                  431                385               1,344              1,035
    Bankcard costs                                                404                305               1,106                886
    Franchise taxes                                               374                284               1,086                813
    Marketing                                                     315                200                 825                855
    Other non-interest expense                                  1,895              1,658               5,367              4,606
                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest expense                             12,544              9,999              34,365             28,575
                                                      ----------------   ----------------    ----------------   ----------------
Income before income taxes                                      6,958              8,218              21,126             22,728
Income tax expense                                              1,820              2,278               5,569              6,334
                                                      ----------------   ----------------    ----------------   ----------------
        Net income                                     $        5,138     $        5,940     $        15,557     $       16,394
                                                      ----------------   ----------------    -----------------------------------
Fully tax equivalent net interest income               $       13,296     $       14,498     $        40,365     $       41,959


PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                     Nine Months Ended
                                                                September 30,                          September 30,
(in $000's)                                                  2004               2003               2004                2003
                                                      -----------------------------------    -----------------------------------
Average gross loans                                    $      944,782     $      909,334     $       926,016     $      885,493
Average investment securities                                 651,120            699,213             647,180            670,599
Average earning assets                                      1,591,511          1,625,721           1,572,406          1,563,048
Average intangible assets                                      64,981             47,163              57,134             38,886
Average total assets                                        1,783,313          1,776,494           1,748,799          1,696,986
Average non-interest-bearing deposits                         146,478            131,456             141,647            121,983
Average interest-bearing deposits:
    Savings                                                   172,686            183,508             174,184            170,000
    Interest-bearing demand deposits                          258,608            276,414             259,712            274,744
    Time deposits                                             450,957            474,128             454,164            450,309
                                                      ----------------   ----------------    ----------------   ----------------
        Total average interest bearing deposits               882,251            934,050             888,060            895,053
Average stockholders' equity                           $      171,021     $      171,550     $       171,809     $      164,817
                                                      -----------------------------------    -----------------------------------


PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                        ----------------  ---------------  ---------------  ----------------
(in $000's, end of period)                               September 30,       June 30,       December 31,     September 30,
LOAN PORTFOLIO                                               2004              2004             2003             2003
                                                        ----------------  ---------------  ---------------  ----------------
Commercial, mortgage                                    $       430,513    $     428,580    $     380,372    $      357,304
Commercial, other                                               116,621          110,208          131,697           139,671
Real estate, construction                                        37,847           22,853           21,056            17,714
Real estate, mortgage                                           307,648          304,328          301,726           314,303
Consumer                                                         65,235           69,587           79,926            86,108
Credit card (a)                                                       -                -              221             6,302
                                                        ----------------  --------------------------------------------------
     Total loans                                        $       957,864    $     935,556    $     914,998    $      921,402

ASSET QUALITY
Allowance for loan losses as a percent of total loans             1.55%            1.57%            1.59%             1.57%
Allowance for loan losses as a percent of
    nonperforming loans (b)                                      293.5%           251.6%           216.1%            254.7%
Nonperforming loans as a percent of total loans (b)               0.53%            0.62%            0.73%             0.61%
Nonperforming assets as a percent of total assets                 0.30%            0.35%            0.41%             0.39%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned                                             0.56%            0.67%            0.78%             0.75%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                       $           298    $        374    $         188    $           874
   Renegotiated loans                                   $             -    $           -   $            -   $           684
   Nonaccrual loans                                     $         4,747    $       5,465   $        6,556   $         4,105
   Other real estate owned                              $           301    $         392   $          392   $         1,279
                                                        ----------------  ---------------  ---------------  ----------------
        Total nonperforming assets                      $         5,346    $       6,231    $       7,136   $         6,942

REGULATORY CAPITAL (c)
Tier 1 risk-based capital                                        11.97%           12.27%           14.08%            14.54%
Total risk-based capital ratio (Tier 1 and Tier 2)               13.29%           13.58%           15.43%            15.88%
Leverage ratio                                                    7.85%            8.17%            8.68%             8.88%
Tier 1 capital                                          $       134,630    $     135,740    $     147,591    $      152,862
Total capital (Tier 1 and Tier 2)                       $       149,526    $     150,344    $     161,780    $      166,953
Total risk-weighted assets                              $     1,124,683    $   1,105,858    $   1,048,295    $    1,051,489

SUPPLEMENTAL DATA
Trust assets under management                           $       620,686    $     618,376    $     632,868   $       578,958
Employees (full-time equivalent)                                    547              545              511               498
Full service offices                                                 42               42               42                43
Supermarket offices                                                   4                4                4                 4
ATMs                                                                 33               33               32                33
Announced treasury share plans: (d)
    Total shares authorized for plan                            625,000          425,000          315,000           315,000
    Shares purchased                                            211,900          147,435           61,300            53,340
    Average price                                       $         25.84    $       24.93   $        27.96   $         25.54
                                                        ----------------  ---------------  ---------------  ----------------

(a) Balance at December 31, 2003, represents nonqualifying balances not included in preliminary settlement of the credit card portfolio sale subject to final settlement.
(b) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(c) September 30, 2004, data based on preliminary analysis and is subject to revision.
(d) 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares.
    Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated. All share amounts have been adjusted for stock dividends.


                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS


                                                                                ------------------     ------------------
(in $000's)                                                                       September 30,          December 31,
                                                                                      2004                   2003
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          41,487      $          73,426
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $638,518 at September 30, 2004, and $634,801 at
     December 31, 2003)                                                                   644,472                641,464
Loans held for sale                                                                         1,386                  2,847
Loans, net of unearned interest                                                           957,864                914,998
Allowance for loan losses                                                                 (14,806)               (14,575)
                                                                                ------------------     ------------------
     Net loans                                                                            943,058                900,423
Bank premises and equipment, net of accumulated depreciation                               22,133                 22,155
Business owned life insurance                                                              44,770                 23,355
Goodwill                                                                                   53,807                 41,407
Other intangible assets                                                                    10,892                  7,298
Other real estate owned                                                                       301                    392
Other assets                                                                               21,343                 23,337
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,783,649      $       1,736,104
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         143,147      $         133,709
Interest-bearing deposits                                                                 884,595                894,821
                                                                                ------------------     ------------------
     Total deposits                                                                     1,027,742              1,028,530
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      91,802                108,768
Long-term borrowings                                                                      447,088                388,647
Junior subordinated notes held by subsidiary trusts                                        29,242                 29,177
Accrued expenses and other liabilities                                                     14,543                 10,102
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,610,417              1,565,224

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,845,869 shares issued at September 30, 2004, and
   10,704,938 shares issued at December 31, 2003)                                         162,240                161,005
Accumulated comprehensive income, net of deferred income taxes                              3,721                  4,255
Retained earnings                                                                          17,613                  7,781
Treasury stock, at cost (419,489 shares at September 30, 2004,
   and 101,146 shares at December 31, 2004)                                               (10,342)                (2,161)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      173,232                170,880
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,783,649      $       1,736,104
                                                                                ------------------     ------------------



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